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                             IEC Electronics Corp.

                105 Norton Street o PO Box 271 o Newark, NY 14513
      o Ph: (315) 331-7742 o Fax: (315) 331-3547 o www.iec-electronics.com
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                                  EXHIBIT 99.1

         IEC ANNOUNCES ADDITION OF VICE PRESIDENT OF SALES AND MARKETING

Newark, NY, May 7, 2004 - IEC Electronics Corp. (IECE.OB) announced today the addition of Jeffrey Schlarbaum as Vice President of Sales and Marketing. Mr. Schlarbaum brings 15 years of sales experience in the contract electronics manufacturing industry to IEC.

"We are pleased to add Jeff to the IEC team" said W. Barry Gilbert, IEC's CEO and Chairman of the Board. "Jeff brings a wealth of experience and proven results to the company and we look forward to his contributions. With more than 15 years in the industry, we believe that Jeff will be instrumental in further strengthening our sales and marketing efforts. Jeff's industry knowledge and leadership skills will help focus our efforts in ways that add the most value to our business."

Mr. Schlarbaum most recently was Vice President of Sales - Eastern Region for Plexus Corporation. Prior to that he worked as Vice President of Sales - Eastern Region for MCMS and as Business Unit Director for MACK Technologies.

He holds a Bachelors of Business Administration degree from National University with a concentration in Marketing, graduating Magna Cum Laude, and an MBA from Pepperdine University.

IEC also announced the early retirement of Chief Operating Officer Bill R. Anderson. Mr. Anderson has elected to leave his position to pursue other opportunities closer to his home in central Pennsylvania. At this time the position of Chief Operating officer will not be filled.

CEO and Chairman Barry Gilbert stated, "In his many years of service with IEC, Bill has brought great value to the Company and we thank him for his contribution and all that he has accomplished. While there is a loss with Mr. Anderson leaving, we believe the addition of Jeff Schlarbaum and the balance of the senior management team are well positioned to continue rebuilding and strengthening the company's ability to once again become a leader in the electronics manufacturing services industry. Our number one focus continues to be steady profitable growth and expanding our customer base."

IEC is a full service, ISO-9001:2000 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.
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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2003 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
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Heather Keenan
Marketing Communications Specialist
315-332-4262
hkeenan@iec-electronics.com
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